Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

February 18, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Renewable Energy Acquisition Corp. under Item 4.01(a) of its Form 8-K dated February 12, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Renewable Energy Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP